Exhibit 2.1

PURCHASE AND SALE CONTRACT

(GREENWAY PLAZA)

1.	PARTIES; RELATED AGREEMENT.

This Purchase and Sale Contract (“Contract”) is made as of July 19, 2013 (the “Effective Date”), by and between CRESCENT CROWN GREENWAY PLAZA SPV LLC, a Delaware limited liability company, CRESCENT CROWN SEVEN GREENWAY SPV LLC, a Delaware limited liability company, CRESCENT CROWN NINE GREENWAY SPV LLC, a Delaware limited liability company, and CRESCENT CROWN EDLOE GARAGE SPV LLC, a Delaware limited liability company (collectively, “Seller”), and COUSINS PROPERTIES INCORPORATED, a Georgia corporation (“Purchaser”). Concurrently herewith, Purchaser and MS Crescent One SPV, LLC (“777 Main Seller”), an affiliate of Seller, are entering into that certain Purchase and Sale Contract (777 Main) (the “777 Main Contract”) relating to the sale of 777 Main Seller’s interest in the property commonly known as 777 Main, Fort Worth, Texas (the “777 Main Property”). This Contract and the 777 Main Contract are integrally related, and Seller would not be entering into this Contract unless Purchaser concurrently entered into the 777 Main Contract with 777 Main Seller.

2.	PROPERTY.

On the terms and conditions stated in this Contract, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller all of the following described property (collectively, the “Property”):

2.1 Land. Fee simple title in and to all of those certain tracts of land situated in Harris County, Texas, commonly known as One Greenway Plaza, Two Greenway Plaza, Three Greenway Plaza, Four Greenway Plaza, Five Greenway Plaza, Seven Greenway Plaza (Central Plant), Eight Greenway Plaza, Nine Greenway Plaza, Eleven Greenway Plaza, Twelve Greenway Plaza, Thirteen Greenway (3755 Richmond), 3800 Buffalo Speedway, One Greenway Plaza Garage, Two Greenway Plaza Garage, Greenway East Garage, North Richmond Garage, Houston City Club/Houston Garage/Nine Greenway Garage, Edloe Street Garage, 3707 Richmond Ave. and The Shops at Greenway, and described more particularly in Exhibit A attached hereto and incorporated herein by reference, together with all of Seller’s right, title and interest appurtenant to such land, including, without limitation, all of Seller’s right, title and interest, if any, in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon or thereunder, (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed pertaining thereto, (iii) all easements, privileges, and hereditaments pertaining thereto, whether or not of record, and (iv) all access, air, water, riparian, development, and utility, and solar rights pertaining thereto (collectively, the “Land”).

2.2 Improvements. The office buildings and all other improvements and structures constructed on the Land (collectively, the “Improvements”). The Land and Improvements are referred to herein as the “Real Property”.

2.3 Personal Property. All of Seller’s right, title and interest, if any, in the following additional property (“Personal Property”):

2.3.1 Tangible Property.

(i) mechanical systems, fixtures and equipment comprising a part of or attached to or located upon the Improvements;

(ii) maintenance equipment and tools owned by Seller, located on the Land and used exclusively in connection with the Improvements;

(iii) site plans, surveys, plans and specifications, marketing materials and floor plans in Seller’s possession that relate exclusively to the Real Property;

(iv) pylons and other signs located on the Land; and

(v) furnishings, artwork, and other tangible property of every kind and character owned by Seller and located in or on the Real Property, but excluding iPads owned by Seller (collectively, the “Tangible Property”).

2.3.2 Lease Rights. Leases, licenses, occupancy agreements, and rental agreements with tenants occupying space in the Improvements and ground leasing portions of the Land, including all amendments, modifications, supplements, and renewals, and any guaranties or other security applicable thereto and all security deposits, advance rental, or like payments, if any, held by Seller in connection with such leases (collectively, the “Leases”).

2.3.3 Other Contract Rights. To the extent assignable or transferable, all contract rights (collectively, the “Contract Rights”) related to the Real Property, Tangible Property or Leases, including, without limitation, Seller’s interest in the following: management, maintenance, construction, commission, architectural, parking, telecommunication, supply or service contracts, warranties, guarantees and bonds and other agreements related to the Improvements, Personal Property or Leases that will remain in existence after Closing (collectively, the “Operating Contracts”).

2.3.4 Permits. To the extent assignable or transferable, all permits, licenses, certificates of occupancy and governmental approvals that relate to the Real Property, Personal Property, Leases, the Contract Rights or the Operating Contracts (collectively, the “Permits”).

2.3.5 Goodwill, Intangible Property, and Other Rights. Tradenames, trademarks, logos, and service marks used exclusively in connection with the Real Property (including, but not limited to, “Greenway Plaza”) and the domain name for any website used exclusively in connection with the Real Property, and any goodwill related to the Real Property, specifically excluding, however, (a) any rights to or goodwill related to the name “Crescent” or any derivative or form of such name or to any mark associated with such name or any derivative or form thereof; and (b) any software licensed to Seller (including software installed on Seller’s computers).

2.3.6 Pending Awards. Any pending or future award made with respect to condemnation of the Land or Improvements, any award or payment for damage to the Real Property or claim or cause of action for damage, injury or loss with respect to the ownership, maintenance and operation of the Real Property.

2.3.7 Other Rights. All other rights owned by Seller necessary to and used exclusively in connection with the ownership, maintenance or operation of the items set forth in Sections 2.1 through 2.3.6 above.

3.	PURCHASE PRICE.

3.1 Payment. The purchase price (the “Purchase Price”) for the Property will be the sum of Nine Hundred Fifty Million Dollars ($950,000,000). Subject to adjustments and prorations provided for under this Contract, the Purchase Price will be payable by wire transfer, in immediately available funds, at the “Closing” (hereinafter defined). Purchaser expressly acknowledges and agrees that, to the extent Purchaser will require financing to close on this transaction, this Contract is not subject or conditioned in any way on Purchaser’s ability to obtain such financing; in addition, for the avoidance of doubt, all remedies for failure to satisfy obligations to close the transaction shall be solely governed by Section 4.5 and Section 10.

4.	CONSIDERATION.

4.1 Initial Deposit. Within one (1) Business Day after the execution of this Contract by all parties hereto, Purchaser shall deposit by wire transfer of immediately available funds with Fidelity Title Insurance Company (the “Title Company”), as earnest money, the amount of Twelve Million Nine Hundred Thousand Dollars ($12,900,000) (the “Initial Deposit”). Notwithstanding anything in this Contract to the contrary, One Hundred Dollars ($100) of the Earnest Money is delivered to the Title Company for delivery by the Title Company to Seller as “Independent Contract Consideration” (herein so called), and the Initial Deposit is reduced by the amount of the Independent Contract Consideration, which amount has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Contract. The Title Company shall, immediately upon receipt, deliver the Independent Contract Consideration to Seller. The Independent Contract Consideration is in addition to and independent of all other consideration provided for in this Contract and is non-refundable in all events.

4.2 Second Deposit. If Purchaser does not exercise its right to terminate this Agreement in accordance with Section 6.6 on or before the Termination Date, then Purchaser shall, no later than 5:00 p.m. CT on the Termination Date, deposit by wire transfer of immediately available funds an additional sum of Twelve Million Nine Hundred Thousand Dollars ($12,900,000) (the “Second Deposit”) with Title Company, and the Initial Deposit and the Second Deposit, together with all interest earned thereon (so much thereof as have been deposited into escrow at the applicable time, collectively, the “Earnest Money”) shall become non-refundable to Purchaser, except to the extent otherwise provided in this Contract.

4.3 Further Application of Earnest Money. The Title Company shall, immediately upon receipt, deposit the Earnest Money (less the Independent Contract Consideration) in an interest-bearing account at Wells Fargo Bank, the earnings from which shall become part of the

Earnest Money. However, the Title Company shall have no obligation to invest the deposit until a satisfactory IRS Form W-9 for the party for whom the funds are to be invested is provided to the Title Company. The Title Company shall not be liable for any loss caused by the failure, suspension, bankruptcy or dissolution of the depository. In the event that this transaction is consummated, all Earnest Money and interest thereon shall be applied in partial satisfaction of the Purchase Price. If, however, this transaction is not consummated, the Earnest Money (less the Independent Contract Consideration) shall be delivered to Seller or returned to Purchaser by the Title Company as elsewhere provided in this Contract.

4.4 Dispute as to Earnest Money. In the event of a dispute with respect to the right to receive the Earnest Money, the Title Company may decline to disburse funds or to deliver any instrument or otherwise continue to perform its escrow functions, except upon receipt of a mutual written agreement of the parties or upon an appropriate order of court. In the event of a dispute, the Title Company may at its option interplead the Earnest Money into a court of competent jurisdiction in Harris County, Texas. All attorneys’ fees and costs and Title Company’s costs and expenses incurred in connection with such interpleader will be assessed against the party that is not awarded the Earnest Money or, if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

4.5 Liquidated Damages. SELLER AND PURCHASER AGREE THAT, IF THE PURCHASE AND SALE OF THE PROPERTY IS NOT COMPLETED IN ACCORDANCE WITH THIS AGREEMENT AND THIS AGREEMENT TERMINATES AS A RESULT OF PURCHASER’S BREACH OF ITS OBLIGATION TO CONSUMMATE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS CONTRACT OR THE 777 MAIN CONTRACT, THEN THE EARNEST MONEY SHALL BE PAID TO SELLER UPON TERMINATION OF THIS AGREEMENT, AND THE EARNEST MONEY SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY AT LAW OR IN EQUITY, OTHER THAN SELLER’S RIGHTS UNDER SECTIONS 6.5 AND 10.3 HEREOF. SELLER AND PURCHASER AGREE THAT, UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, ACTUAL DAMAGES MAY BE DIFFICULT TO ASCERTAIN AND THE EARNEST MONEY IS A REASONABLE ESTIMATE OF THE DAMAGES THAT WILL BE INCURRED BY SELLER IF PURCHASER MATERIALLY DEFAULTS UNDER OR MATERIALLY BREACHES THIS AGREEMENT AND FAILS TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THIS AGREEMENT.

SELLER’S INITIALS:	PURCHASER’S INITIALS:

5.	TITLE AND SURVEY.

5.1 Title Commitment and Documents. Seller, at Seller’s sole cost and expense, has caused the following to be delivered or made available (in an electronic data room) to Purchaser:

(a) a current Commitment for Title Insurance (the “Title Commitment”) issued by the Title Company, setting forth the matters (the “Title Exceptions”) that the Title Company determines affect title to the Real Property;

(b) true, correct, and legible copies of all instruments that create or evidence Title Exceptions, including those described in Schedule B and Schedule C of the Title Commitment; and

(c) an existing survey of the Property in Seller’s possession (the “Survey”). Purchaser shall, at its sole cost and expense, contract directly with a surveyor for an update and any changes to the Survey deemed necessary or desirable by Purchaser.

The Title Commitment shall contain the express commitment of the Title Company to issue the Title Policy (as hereinafter defined) to Purchaser in the amount of the Purchase Price, insuring the title to the Real Property as is specified in the Title Commitment, with the standard printed exceptions.

5.2 Review of Title Commitment, Survey and Exception Documents. Purchaser will have until July 31, 2013 (the “Title Review Period”) in which to give written notice to Seller specifying Purchaser’s objections to the Title Commitment, Title Exceptions and Survey (“Title Objections”), if any.

5.3 Seller’s Obligation to Cure; Purchaser’s Right to Terminate. If Purchaser timely notifies Seller in writing of Title Objections, Seller will, within seven (7) days after Seller’s receipt of Purchaser’s notice (the “Title Cure Period”), notify Purchaser in writing that Seller will either satisfy the Title Objections at Seller’s sole cost and expense, or that Seller cannot or will not satisfy certain Title Objections at Seller’s expense. Failure by Seller to timely respond shall be deemed Seller’s decision not to cure any Title Objections. If Seller elects not to satisfy any of the Title Objections as set forth herein, Purchaser has the option, exercisable at any time prior to the Termination Date (hereinafter defined), of either (a) waiving the unsatisfied Title Objections, in which event the unsatisfied Title Objections shall become Permitted Exceptions, in which case Purchaser shall proceed to Closing without a reduction in the Purchase Price, or (b) terminating this Contract and the 777 Main Contract and receiving back the Earnest Money (less the Independent Contract Consideration), in which latter event Seller and Purchaser shall have no further obligations, one to the other, with respect to the subject matter of this Contract, except for return of the Earnest Money (less the Independent Contract Consideration) and other provisions that survive this Contract by their terms. Notwithstanding anything to the contrary contained herein, Seller shall be obligated to cure and remove (or procure title insurance over, subject to prior written approval of Purchaser, in its sole discretion) all of the following classes of Title Objections (“Mandatory Cure Items”), if any: (i) the liens of any mortgage, trust deed or deed of trust evidencing an indebtedness owed by Seller; (ii) tax liens for delinquent ad valorem real estate taxes; (iii) mechanic’s liens caused by Seller or any of its affiliates, or any of their respective duly authorized employees or representatives (a “Seller Related Party”); (iv) judgment liens cause by any Seller Related Party; and (v) broker’s liens pursuant to any written agreement between the broker and any Seller Related Parties that is perfectible and enforceable under the laws of the State of Texas.

5.4 Permitted Exceptions. For purposes of this Contract the term “Permitted Exceptions” will mean all Title Exceptions to which Purchaser has not objected, and all Title Objections that Purchaser has waived or accepted, pursuant and subject to Section 5.3 above.

6.	DUE DILIGENCE.

6.1 Items to be Delivered by Seller. Seller, at Seller’s sole cost and expense, has delivered or made available in an electronic data room to Purchaser for Purchaser’s review the following items:

6.1.1 Operating Contracts. True, correct, and complete copies of the Operating Contracts listed on Exhibit B attached hereto, including all modifications, supplements or amendments thereto.

6.1.2 Leases. True, correct, and complete copies of the Leases listed on the “Rent Roll” (herein so called) attached hereto as Exhibit C including all lease guaranties, estoppels and subordination, nondisturbance and attornment agreements in Seller’s possession affecting such Leases.

6.1.3 Tax Statements. Copies of the real estate and personal property tax statements covering the Property for the three (3) previous tax years and, if received by Seller, the valuation notice issued with respect to the Real Property for 2013.

6.2 Items Available to Purchaser. To the extent it has not already done so, Seller also shall make available to Purchaser promptly after the Effective Date in an electronic data room or at a physical location the following items in Seller’s possession, which may be reviewed and copied at Purchaser’s sole cost and expense:

6.2.1 Permits. Copies of all Permits.

6.2.2 Plans and Specifications. Copies of any surveys, site plans, subdivision plans and as-built plans and specifications for the Real Property.

6.2.3 Warranties. Copies of all unexpired warranties and guaranties covering the Tangible Property and the roof, elevators, heating and air conditioning system and any other component of the Improvements and third party bonds, warranties and guaranties that will be in effect after Closing with respect to the Property.

6.2.4 Utility Bills. Copies of all utility bills received during the last year of Seller’s ownership of the Property.

6.2.5 Income and Expense Statements. Copies of income and expense statements with respect to the Property, including capital expenditures, for 2010 through year-to-date 2013.

6.2.6 Operating Budgets. An operating budget for the Property, including projected capital expenditures, for 2013.

6.2.7 Files. Copies of all correspondence and working files maintained by the manager of the Property relating to the Property.

The items set forth above in Sections 6.1 and 6.2 are collectively referred to herein as the “Property Information.”

6.3 Inspection Period. During the period commencing with the Effective Date and ending on August 8, 2013 or such earlier date on which Purchaser shall provide written notice of its waiver of its right to terminate this Contract under Sections 5.3 and 6.6 and the 777 Main Contract under Sections 5.3 and 6.6 thereof (the “Termination Date”), Purchaser shall have the option and right to conduct such investigations, inspections, audits, analyses, surveys, tests, examinations, studies, and appraisals of the Property and to examine all applicable books and records relating to the Property and its operation and maintenance, as Purchaser deems necessary or desirable, at Purchaser’s sole cost and expense, to determine if the Property is suitable for Purchaser’s purposes; provided, however, if Purchaser elects to terminate this Contract under Section 6.6, Purchaser shall promptly deliver to Seller a copy of every report of findings that is issued as a result of such activities (excluding only market studies or appraisals), and Purchaser shall cause the Property to be restored to its condition prior to any of Purchaser’s or its agents’ activities that alter the condition of the Property.

6.4 Access. To facilitate the due diligence contemplated in this Article 6, Seller shall provide Purchaser and Purchaser’s employees, agents, advisors, consultants, lenders and independent contractors (each, an “Authorized Party” and collectively, the “Authorized Parties”) access to the Property. Purchaser shall conduct any such physical inspections, tests, examinations, studies, and appraisals and shall minimize interference with Seller’s operations at the Property. Notwithstanding the foregoing, in the event Purchaser determines in its discretion that one or more Phase 2 environmental studies (collectively, the “Phase 2 Studies”) are needed with respect to some or all of the Property, such Phase 2 Studies shall not be conducted without Seller’s written consent. Purchaser may only enter upon the Property, provided (i) Purchaser notifies Seller (which notice may be oral or written) of Purchaser’s intent to inspect, test, survey or study a reasonable period of time prior to Purchaser’s entry, and (ii) if requested by Seller, Purchaser is accompanied by a representative of Seller. In conducting its due diligence, Purchaser agrees to carry, or to require its Authorized Parties who conduct the due diligence inspections at or on the Property to carry, not less than One Million Dollars ($1,000,000) comprehensive general liability insurance with a contractual liability endorsement that insures Purchaser’s indemnity obligations under Section 6.5 hereof, and Purchaser shall provide Seller with written evidence of same. Purchaser agrees to keep the Property free and clear of any liens that may arise as a result of Purchaser’s activities and those of its agents, consultants and contractors at or on the Property. All activities undertaken by Purchaser and the Authorized Parties in connection with Purchaser’s due diligence activities shall fully comply with applicable laws and regulations, including laws and regulations relating to worker safety.

6.5 Indemnity. PURCHASER AGREES TO INDEMNIFY, DEFEND AND HOLD SELLER, ITS AGENTS, PARTNERS, DIRECTORS, OFFICERS AND REPRESENTATIVES, HARMLESS FROM AND AGAINST ANY LIENS, CLAIMS, OR DAMAGES INCLUDING, WITHOUT LIMITATION, ANY AND ALL DEMANDS, ACTIONS OR CAUSES OF ACTION, ASSESSMENTS, LOSSES, COSTS, LIABILITIES, INTEREST AND PENALTIES, AND REASONABLE ATTORNEYS’ FEES SUFFERED OR INCURRED BY SELLER, ITS AGENTS AND REPRESENTATIVES AS A RESULT OF, ARISING OUT OF, OR IN CONNECTION WITH, DIRECTLY OR INDIRECTLY, PURCHASER OR THE

AUTHORIZED PARTIES EXERCISING THE RIGHTS SET FORTH IN SECTIONS 6.3 AND 6.4 OR ARISING FROM PURCHASER OR THE AUTHORIZED PARTIES OTHERWISE ENTERING UPON THE PROPERTY, WHETHER ARISING WHOLLY OR IN PART FROM THE NEGLIGENCE OR STRICT LIABILITY OF SELLER OR ITS AGENTS OR REPRESENTATIVES (OTHER THAN ANY SUCH LOSS ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ITS AGENTS OR REPRESENTATIVES). PURCHASER WILL, TO THE EXTENT PRACTICABLE AND AS DIRECTED BY SELLER, REPAIR OR CAUSE TO BE REPAIRED ANY DAMAGE CAUSED BY PURCHASER OR PURCHASER’S AGENTS OR REPRESENTATIVES IN THE CONDUCT OF THE REVIEW AND/OR INSPECTION CONTEMPLATED HEREUNDER. NOTWITHSTANDING ANYTHING SET FORTH HEREIN TO THE CONTRARY, THE INDEMNIFICATION AND OTHER OBLIGATIONS OF PURCHASER IN THIS SECTION 6.5 WILL SURVIVE THE TERMINATION OF THIS CONTRACT FOR ONE (1) YEAR. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE FOREGOING INDEMNITY SHALL NOT EXTEND TO ANY CLAIMS (INCLUDING, WITHOUT LIMITATIONS, CLAIMS THAT THE PROPERTY HAS DECLINED IN VALUE) ARISING FROM OR INCURRED IN CONNECTION WITH (A) THE MERE DISCOVERY BY PURCHASER OR THE AUTHORIZED PARTIES OF A PRE-EXISTING ENVIRONMENTAL OR PHYSICAL CONDITION AT THE PROPERTY, INCLUDING THROUGH THE RESULTS, FINDINGS, TESTS OR ANALYSES OF PURCHASER’S ENVIRONMENTAL OR OTHER PHYSICAL INVESTIGATION OF THE PROPERTY, OR (B) ANY DISCLOSURE OR NOTIFICATION THAT IS REQUIRED BY LAW AND IS GIVEN BY PURCHASER OR ANY OF ITS AUTHORIZED PARTIES TO ANY GOVERNMENTAL AGENCY OR OTHER PARTY (AS REQUIRED BY LAW) BASED UPON THE RESULTS, FINDINGS, TESTS OR ANALYSES OF PURCHASER’S ENVIRONMENTAL OR OTHER PHYSICAL INVESTIGATION OF THE PROPERTY.

6.6 Option to Terminate. If Purchaser is not satisfied, in Purchaser’s sole and absolute discretion, with the condition of the Property, or if Purchaser deems, in Purchaser’s sole and absolute discretion, the Property to be unsuitable for Purchaser’s purposes, or if for any other reason whatsoever in Purchaser’s sole and absolute discretion Purchaser elects not to proceed with the transaction contemplated by this Contract, then Purchaser may terminate this Contract by giving written notice to Seller on or before 5:00 p.m. CT on the Termination Date, in which case the Earnest Money (less the Independent Contract Consideration) shall be returned to Purchaser, and the parties will have no further obligations under this Contract, one to the other, except for return of the Earnest Money (less the Independent Contract Consideration) and any obligations that specifically survive termination of this Contract; provided, however, that Purchaser shall only be permitted to terminate this Contract under this Section 6.6 if Purchaser concurrently terminates the 777 Main Contact under Section 6.6 thereof. If Purchaser fails to notify Seller in writing before 5:00 P.M. Fort Worth, Texas time of the Termination Date that Purchaser has elected to terminate this Contract and the 777 Main Contract, then Purchaser shall be deemed to have elected not to terminate this Contract pursuant to this Section 6.6 or the 777 Main Contract under Section 6.6 thereof.

6.7 Confidentiality of Property Information. Unless and until the Closing actually occurs, Purchaser, its agents, consultants and employees shall keep confidential all Property Information and all other reports and information received or completed by Purchaser in

Purchaser’s independent factual, physical and legal examinations and inquiries of the Property, except that: (a) promptly after it delivers notice of termination under Section 6.6, Purchaser shall provide copies thereof to Seller; (b) Purchaser may disclose same to its consultants, attorneys, actual or prospective lenders and actual or prospective investors if Purchaser first obtains the agreement in writing of such consultants, attorneys, actual or prospective lenders and actual or prospective investors to keep such Property Information and all other reports and information regarding the Property or Seller confidential; and (c) Purchaser shall be entitled to make such disclosures as Purchaser’s legal counsel shall determine are advisable or required by law (by way of example and not limitation, 8K or other filings). Unless and until the Closing actually occurs, neither the contents nor the results of any test, report, analysis, opinion or other information shall be disclosed by Purchaser, its agents, consultants and employees without Seller’s prior written approval, unless and until Purchaser is legally required to make such disclosure, except to consultants, attorneys, actual or prospective lenders and actual or prospective investors. The provisions of this Section 6.7 shall survive the termination of this Contract.

7.	WARRANTIES, REPRESENTATIONS AND COVENANTS.

7.1 Express Warranties. Seller makes the following warranties and representations to Purchaser:

7.1.1 Organization and Authority. Each entity constituting Seller has been duly organized and is validly existing under the laws of the State of Delaware. Seller has the full right and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents to execute and deliver this Contract and to transfer all of the Property and to consummate or cause to be consummated the transaction contemplated by this Contract. The person or persons signing this Contract on behalf of Seller is authorized to do so. The execution and delivery of this Contract by Seller and the performance of Seller’s obligations under this Contract do not violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other indebtedness, any mortgage, deed of trust or indenture, or any Lease or other material agreement to which Seller is a party or by which Seller is bound.

7.1.2 Pending or Threatened Actions. Seller has not received written notice of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending, or to Seller’s knowledge threatened in writing against Seller that arises out of the ownership of or relates to the Property and that, if adversely determined, could individually or in the aggregate materially adversely affect the Property or materially interfere with the consummation of the transaction contemplated by this Contract.

7.1.3 Operating Contracts. The Operating Contracts listed on Exhibit B are all of the service agreements entered into by Seller and affecting the Property and, to Seller’s knowledge, there are no other such agreements otherwise binding upon Seller and affecting the Property. Seller has provided or made available to Purchaser true, correct, and complete copies of the Operating Contracts.

7.1.4 Lease Brokerage. All agreements with brokers entered into by Seller (or to Seller’s knowledge binding on Seller) providing for the payment from and after Closing by Seller or Seller’s successor-in-interest of leasing commissions or fees for procuring tenants with respect to the Property provide for market commission rates, except as disclosed in Exhibit D-1 hereto. Seller has provided or made available to Purchaser in an electronic data room true, correct, and complete copies of all agreements with brokers. There are no agreements with brokers entered into by Seller (or to Seller’s knowledge, binding on Seller) providing for leasing commissions or fees that are due and payable as of June 30, 2013, except as disclosed in Exhibit D-1 attached hereto.

7.1.5 Condemnation. Seller has received no written notice of any condemnation proceedings relating to the Property and to Seller’s knowledge there is not now pending or formally threatened in writing any condemnation proceeding against the Property or any portion thereof.

7.1.6 Litigation. Seller has not received written notice of any litigation that has been filed against Seller that remains pending and that arises out of the ownership of or relates to the Property and would materially adversely affect the Property or use or operation thereof, or Seller’s ability to perform hereunder, and to Seller’s knowledge, no such litigation has been threatened in writing.

7.1.7 Leases. The list of leases shown on Exhibit F reflects all of the Leases of space currently affecting the Property, and Seller has provided or made available to Purchaser true, correct, and complete copies thereof. To Seller’s knowledge, there are no other leases or occupancy arrangements or agreements affecting the Property.

7.1.8 Environmental. To Seller’s knowledge, it has not received any written notice that the Property is in violation of any law regulating hazardous waste, hazardous material, chemical waste or other toxic substances.

7.1.9 Tenant Deposits. Exhibit C sets forth all tenant deposits under the Leases (including those in the form of letters of credit, identified as such) held by or on behalf of Seller with respect to the Leases.

7.1.10 No Options; No Rights of First Refusal. Except as may be disclosed in the Title Commitment or the Title Exceptions, there is no agreement in force and effect whereby Seller has agreed to sell or grant any person or entity an option or right of first refusal or any other right to purchase all or any part of the Property.

7.1.11 Leasing Costs. There are no unpaid Leasing Expenses with respect to any Leases and none shall be due and payable by Purchaser after the Closing with respect to any Leases that are in effect as of the Closing Date other than (i) the Leasing Expenses disclosed on Exhibit D-2 and any other Leasing Expenses that arise after June 30, 2013 or by reason of any extension or renewal of any Lease, or any tenant’s exercising such tenant’s rights to lease additional space from and after the date hereof and subject to Section 7.5.2, and (ii) any Leasing Expenses approved (or deemed approved) by Purchaser in connection with Purchaser’s approval (or deemed approval) of a New Lease Document (defined below) under Section 7.5.2 hereof.

7.1.12 Tax Proceedings. There are no pending or, to Seller’s knowledge threatened in writing, appeals or proceedings regarding the real estate or ad valorem taxes affecting the Property.

7.1.13 Violations. Except for violations cured or remedied on or before the date hereof, Seller has not received any written notice from any governmental authority of any violation of any code, ordinance, law or regulation of any city, county, state, or federal government applicable to the Property that has not been cured.

7.2 Knowledge Defined. References to the “knowledge” of Seller shall refer only to the current actual knowledge of the Designated Employees (as hereinafter defined) of Seller, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon such Designated Employees any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Designated Employees” shall refer to the following persons: Jason Anderson, Jim Wilson, Cris Baird, Josh Pirtle and Bob Carlen.

7.3 Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 7.1 hereof and in any Seller Estoppel (defined below) shall survive Closing for a period of nine (9) months (the “Claims Period”). No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter that was known to Purchaser prior to Closing, including any information disclosed by any Estoppel Certificate (defined below). Seller shall have no liability to Purchaser for a breach of any representation or warranty unless (a) the valid claims for all such breaches, together with any breaches by 777 Main Seller under the 777 Main Contract, collectively aggregate more than One Million Dollars ($1,000,000), in which event the full amount of such valid claims shall be actionable, up to the Cap (as defined in this Section), and (b) written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of the Claims Period and an action shall have been commenced by Purchaser against Seller prior to thirty (30) days following the expiration of the Claims Period. Purchaser agrees to use commercially reasonable efforts to first seek recovery under any insurance policies, Operating Contracts and Leases during the Claims Period prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser if Purchaser’s claim is satisfied from such insurance policies, Operating Contracts or Leases; provided, for avoidance of doubt, that if Purchaser is unable to satisfy its claim during the Claims Period from such other sources, Purchaser shall have the right to proceed against Seller in accordance with the preceding sentence. As used herein, the term “Cap” shall mean the total aggregate amount of Fifteen Million Dollars ($15,000,000) and shall include any claims Purchaser has against 777 Main Seller under the 777 Main Contract. This Section 7.3 shall survive Closing.

7.4 Purchaser’s Representations and Warranties. Purchaser represents to Seller that, as of the date hereof:

7.4.1 Organization. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the state of its formation and Purchaser (or its designee or assignee permitted under Section 14 hereof) is or will be by the Closing Date duly qualified to transact business in the State of Texas.

7.4.2 Authority. Purchaser has all the requisite power and authority, has taken all actions required by its organizational documents and applicable law and has obtained all necessary consents to execute and deliver this Contract. On or before the Termination Date, Purchaser shall have the power and authority to consummate the transactions contemplated in this Contract. The person or persons signing this Contract on behalf of Purchaser is authorized to do so.

7.5 Seller’s Covenants. Seller agrees that during the period from the Effective Date through the Closing Date, or earlier termination of this Contract, Seller shall perform the following covenants:

7.5.1 Seller shall use commercially reasonable efforts to continue to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof.

7.5.2 A copy of any amendment, renewal, extension, termination, or expansion of an existing Lease or of any new Lease that Seller wishes to execute between the Effective Date and the date of Closing (“New Lease Documents”) shall be submitted to Purchaser prior to execution by Seller. Purchaser agrees to notify Seller in writing within five (5) Business Days after Purchaser’s receipt thereof of either its approval or disapproval of any New Lease Documents, including all Leasing Expenses (defined below) to be incurred in connection therewith. In the event Purchaser fails to notify Seller in writing of Purchaser’s approval or disapproval within the five (5) business day period set forth above, Purchaser shall be deemed to have approved such New Lease Document. At Closing, Purchaser shall (a) reimburse Seller for any tenant inducement costs, tenant improvement costs, tenant allowances, leasing commissions (whether paid to an in-house, affiliated or third party leasing agent or broker) or other expenses, including legal fees (collectively, “Leasing Expenses”), paid by Seller in connection with or pursuant to any New Lease Documents entered into on or after the Effective Date, and (b) assume all Leasing Expenses relating to such New Lease Documents not paid by Seller prior to the Closing Date. Seller shall be responsible for all outstanding Leasing Expenses due and payable as of the Closing Date related to all leases executed prior to the Effective Date (the “Existing Leasing Expense Obligations”), and to the extent such Existing Leasing Expense Obligations have not been paid by Seller as of Closing, Purchaser shall be entitled to a credit at Closing in the amount of the unpaid portion of such Existing Leasing Expense Obligations, and Purchaser shall assume all such unpaid portion of the Existing Leasing Expense Obligations as and when they become due; provided, however, that none of the Leasing Expenses referenced in Schedule 7.5.2 shall be included as Existing Leasing Expense Obligations, Seller shall not be obligated to pay (nor shall Purchaser be entitled to any credit for) such Leasing Expenses, and Purchaser shall be liable for paying all such Leasing Expenses referenced on Schedule 7.5.2. In the event that Seller has funded any of the Leasing Expenses listed in Schedule 7.5.2 prior to Closing, Purchaser shall credit Seller for such amounts at Closing.

7.5.3 Seller shall not enter into, renew, extend, amend, or modify any Operating Contracts or other agreements affecting the Property (other than agreements that are terminable on no more than 30 days’ prior notice without penalty) without Purchaser’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

7.5.4 Seller shall promptly advise Purchaser of any written notice of litigation received by Seller that will materially and negatively affect the ownership or operation of the Property or Seller’s ability to perform its obligations under this Contract.

7.5.5 Seller shall not voluntarily encumber the Property, except as required by court order or as required by law.

7.5.6 Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser prior to the Closing Date “Estoppel Certificates” (herein so called) executed by space tenants under all Leases. It shall be a condition to Purchaser’s obligation to close that Seller shall have delivered Estoppel Certificates for tenants who comprise seventy percent (70%) (the “Required Percentage”) of the total leased square footage of the Improvements, in substantially the form attached hereto as Exhibit G. If Seller has not been able to obtain the Required Percentage of Estoppel Certificates by the Closing Date, despite having used its commercially reasonable efforts to do so, Seller shall have the right, at its sole option, to provide an estoppel certificate executed by Seller in the form of Exhibit M (the “Seller Estoppel”) for Leases covering a total square footage of space in the Improvements that, when added to the Estoppel Certificates received from tenants, total the Required Percentage; provided that if Seller has delivered Estoppel Certificates for tenants comprising less than sixty-five percent (65%) of the total leased square footage of the Improvements by the Closing Date, Purchaser shall have the right, in its sole discretion, to (a) postpone the Closing Date for up to thirty (30) days by giving Seller notice of such election, (b) accept a Seller Estoppel and proceed to Closing, or (c) terminate this Contract and the 777 Main Contract pursuant to the immediately following sentence. Purchaser’s sole remedy for Seller’s failure to obtain the required Estoppel Certificates pursuant to this Section 7.5.6, having used its commercially reasonable efforts to do so, shall be to terminate this Contract and the 777 Main Contract and receive the Earnest Money (less the Independent Contract Consideration) from Seller; notwithstanding the foregoing, if Purchaser elects to accelerate the Closing Date pursuant to Section 9.1, Purchaser shall waive its rights to (a) postpone the Closing Date in order to receive the Required Percentage of Estoppel Certificates, (b) require Seller to deliver any Seller Estoppels, and (c) terminate this Contract and the 777 Main Contract if Seller fails to obtain the Required Percentage of Estoppel Certificates pursuant to this Section 7.5.6, having used its commercially reasonable efforts to do so. If Seller provides one or more Seller Estoppels covering any Lease or Leases for which an Estoppel Certificate is subsequently delivered to Purchaser (a “Superseded Seller Estoppel”), effective upon Purchaser’s receipt of such Estoppel Certificate, Seller shall have no further liability under the applicable Superseded Seller Estoppel. Seller’s liability under any Seller Estoppel shall be subject to and limited by the provisions of Section 7.3 hereof.

7.5.7 Seller shall continue to maintain All Risk Property insurance in the Property’s full replacement value with reputable insurance carriers licensed or authorized to do business in the state where the Property is located, with a minimum Best’s rating of A-VII.

7.5.8 Seller shall use commercially reasonable efforts to obtain an estoppel certificate, in a form mutually agreeable to Purchaser and Seller, from Lakewood Church regarding: (a) the Parking Facilities Agreement between Crescent Real Estate Funding III, L.P. and Lakewood Church, dated December 31, 2002, amended by that certain first amendment dated July 1, 2006; and (b) the Site Coordination Agreement between Crescent Real Estate Funding III, L.P. and Lakewood Church, dated December 31, 2002. Purchaser’s obligation to purchase the Property shall not be conditioned on receipt of such estoppel certificate.

7.6 Conditions to Purchaser’s Obligation to Purchase. Purchaser’s obligation to purchase is expressly conditioned upon each of the following:

7.6.1 Performance by Seller. Performance in all material respects of the obligations and covenants of, and deliveries required of, Seller hereunder, including Seller’s delivery obligations under Section 9.2.

7.6.2 Delivery of Title and Possession. Delivery at Closing of the Deed and possession of the Property.

7.6.3 Seller’s Representations. The representations and warranties by Seller set forth in Section 7.1 being true and correct in all material respects as of Closing.

7.6.4 Estoppel Certificates. Delivery of the Required Percentage of Estoppel Certificates and/or Seller Estoppels under Section 7.5.6.

7.6.5 777 Main Street. Simultaneous and concurrent purchase and sale of the 777 Main Property pursuant to the 777 Main Contract (unless the 777 Main Contract is terminated pursuant to Section 11.2 or 11.3 of the 777 Main Contract).

7.7 Conditions to Seller’s Obligation to Sell. Seller’s obligation to sell is expressly conditioned upon each of the following:

7.7.1 Performance by Purchaser. Performance in all material respects of the obligations and covenants of, and deliveries required of, Purchaser hereunder, including Purchaser’s delivery obligations under Section 9.3.

7.7.2 Receipt of Purchase Price. Receipt of the Purchase Price, subject to adjustments and prorations under Section 9.5, at Closing in the manner herein provided.

7.7.3 Purchaser’s Representations. The representations and warranties by Purchaser set forth in Section 7.4 being true and correct in all material respects as of Closing.

7.7.4 777 Main Street. Simultaneous and concurrent purchase and sale of the 777 Main Property pursuant to the 777 Main Contract (unless the 777 Main Contract is terminated pursuant to Section 11.2 or 11.3 of the 777 Main Contract).

8.	“AS IS” SALE.

(a) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS CONTRACT OR THE DEED, PURCHASER AGREES TO ACCEPT TITLE TO THE PROPERTY ON AN “AS-IS-WHERE-IS AND WITH ALL FAULTS” BASIS.

(b) EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 7.1 OF THIS CONTRACT THAT SURVIVE THE CLOSING AND IN THE DEED (DEFINED BELOW) (“SELLER’S WARRANTIES”), SELLER HEREBY SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO OR CONCERNING (i) THE NATURE AND CONDITION OF THE PROPERTY AND THE SUITABILITY THEREOF FOR ANY AND ALL ACTIVITIES AND USES PURCHASER MAY ELECT TO CONDUCT THEREON, (ii) THE NATURE AND EXTENT OF ANY RIGHT-OF-WAY, LEASE, POSSESSION, LIEN, ENCUMBRANCE, LICENSE, RESERVATION, CONDITION OR ANY OTHER MATTER RELATING IN ANY WAY TO THE PROPERTY, (iii) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY LAWS, ORDINANCES OR REGULATIONS OF ANY GOVERNMENT OR OTHER AUTHORITY OR BODY, OR (iv) THE EXISTENCE OF ANY TOXIC OR HAZARDOUS SUBSTANCE OR WASTE IN, ON, UNDER THE SURFACE OF OR ABOUT THE PROPERTY. EXCEPT FOR THE SELLER’S WARRANTIES, PURCHASER ACKNOWLEDGES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND THE PROPERTY INFORMATION, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND THE PROPERTY INFORMATION AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER, ITS COUNSEL OR BROKERS, OR ANY PARTNER, MEMBER, OFFICER, DIRECTOR, PRINCIPAL, PARENT, SUBSIDIARY, AFFILIATE, EMPLOYEE, AGENT OR ATTORNEY OF SELLER, ITS COUNSEL OR BROKER OR ANY OTHER PARTY RELATED IN ANY WAY TO ANY OF THE FOREGOING (ALL OF WHICH PARTIES ARE HEREIN COLLECTIVELY CALLED THE “SELLER PARTIES”), AND PURCHASER ACCEPTS THE PROPERTY IN ITS PRESENT CONDITION. PURCHASER FURTHER ACKNOWLEDGES THAT THE INFORMATION PROVIDED AND TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND SELLER (A) HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND (B) HAS NOT MADE ANY EXPRESS OR IMPLIED, ORAL OR WRITTEN, REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, EXCEPT FOR THE SELLER’S WARRANTIES. THE SALE OF THE REAL PROPERTY AND THE PROPERTY IS BEING SOLD AND CONVEYED HEREUNDER ON AN “AS IS WHERE IS WITH ALL FAULTS” BASIS, AND PURCHASER EXPRESSLY ACKNOWLEDGES THAT, IN CONSIDERATION OF THE AGREEMENTS OF SELLER HEREIN, EXCEPT FOR THE SELLER’S WARRANTIES, NO SELLER PARTY HAS MADE OR DOES HEREBY MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, WHATSOEVER WITH RESPECT TO THE CONDITION OF THE PROPERTY, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY REGARDING CONDITION, HABITABILITY, SUITABILITY, QUALITY OF CONSTRUCTION, WORKMANSHIP, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND PURCHASER ACKNOWLEDGES THAT IT IS ENTERING INTO THIS CONTRACT WITHOUT RELYING UPON ANY ORAL STATEMENT OR REPRESENTATION MADE BY SELLER, ANY BROKER OR BY ANY OTHER PERSON, OTHER THAN THE SELLER’S WARRANTIES.

(c) EXCEPT FOR THE SELLER’S WARRANTIES, PURCHASER, FOR PURCHASER AND PURCHASER’S SUCCESSORS AND ASSIGNS, HEREBY RELEASES SELLER AND SELLER PARTIES, AND THEIR SUCCESSORS AND ASSIGNS FROM, AND WAIVES ALL CLAIMS AND LIABILITY, INCLUDING ENVIRONMENTAL LIABILITY (DEFINED BELOW), AGAINST SELLER AND SELLER PARTIES, AND THEIR SUCCESSORS AND ASSIGNS FOR OR ATTRIBUTABLE TO THE FOLLOWING:

(i) ANY AND ALL STATEMENTS OR OPINIONS HERETOFORE OR HEREAFTER MADE, OR INFORMATION FURNISHED, BY THEM TO PURCHASER OR ITS AGENTS OR REPRESENTATIVES, EXCEPT FOR SELLER’S WARRANTIES; AND

(ii) ANY STRUCTURAL, PHYSICAL OR ENVIRONMENTAL CONDITION AT THE PROPERTY, INCLUDING, WITHOUT LIMITATION, CLAIMS OR LIABILITIES RELATING TO THE PRESENCE, DISCOVERY OR REMOVAL OF ANY HAZARDOUS MATERIALS IN, AT, ABOUT OR UNDER THE PROPERTY, OR FOR, CONNECTED WITH OR ARISING OUT OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON ENVIRONMENTAL LAW.

(d) As used herein “Environmental Law” means any international, federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment, in each case in existence as of the Closing Date, relating to pollution or protection of the environment. As used herein “Environmental Liability” means any claim, demand, order, suit, obligation, liability, cost (including, without limitation, the cost of any investigation, testing, compliance or remedial action), consequential damages, loss or expense (including attorneys’ and consultants’ fees and expenses) arising out of, relating to or resulting from any Environmental Law or environmental, health or safety matter or condition, including natural resources, and related in any way to the Property or to this Contract or its subject matter, in each case, whether arising or incurred before, on or after the Closing Date. As used herein “Hazardous Materials” means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any Environmental Law.

(e) Purchaser acknowledges that neither Seller nor any Seller Party has made any representations or held out any inducements to Purchaser except for the Seller’s Warranties; and Seller hereby specifically disclaims any representation, oral or written, past, present or future, other than the Seller’s Warranties.

(f) Purchaser acknowledges that this Contract affords Purchaser the opportunity for investigations, examinations and inspections of the Property and all Property Information.

(g) The provisions of this Section 8 shall survive the termination of this Contract and the Closing.

9.	CLOSING.

9.1 Closing Date. The consummation of this transaction and the transactions contemplated under the 777 Main Contract (the “Closing”) will take place through escrow at the offices of the Title Company, or at such other location upon which Seller and Purchaser mutually agree, before 11:00 a.m. Central time on September 9, 2013 (the “Closing Date”), unless Seller and Purchaser mutually agree, in their sole discretion, to an earlier or later date; provided, however that Purchaser shall have the right to move Closing (including the Closing under the 777 Main Contract) to an earlier date by notifying Seller of such election in writing no less than ten (10) days prior to such earlier date. The Closing shall occur simultaneously with the closing of the sale of the 777 Main Property to Purchaser under the 777 Main Contract.

9.2 Seller’s Obligations at the Closing. At the Closing, Seller shall do, or cause to be done, the following:

9.2.1 Documents. Seller shall execute, acknowledge (if necessary), and deliver into escrow the following documents:

9.2.1.1. One (1) original Special Warranty Deed in the form and substance of Exhibit H executed by each of the entities comprising Seller with respect to the portion of the Real Property owned by it (collectively, the “Deed”);

9.2.1.2. Two (2) counterpart original Assignments of Landlord’s Interest in Leases in the form and substance of Exhibit I (the “Assignment of Leases”) executed by each of the entities comprising Seller with respect to the portion of the Real Property owned by it;

9.2.1.3. One (1) counterpart original Blanket Conveyance, Bill of Sale, and Assignment in the form and substance of Exhibit J (the “Bill of Sale”);

9.2.1.4. One (1) original Certificate of Non-Foreign Status in the form and substance of Exhibit K (the “FIRPTA”) executed by the sole member of Seller;

9.2.1.5. One (1) counterpart original Notification of change of ownership in the form and substance of Exhibit L (the “Notification Letter”) executed by each of the entities comprising Seller with respect to the portion of the Real Property owned by it;

9.2.1.6. Evidence of termination, at Seller’s sole cost, of the property management and leasing agreements for the Property;

9.2.1.7. A customary owner’s affidavit reasonably required by the Title Company; and

9.2.1.8. One (1) counterpart original of a settlement statement.

9.2.2 Title Policy. Seller shall direct the Title Company to issue to Purchaser a standard Form T-1 Texas Policy of Owner’s Title Insurance (the “Title Policy”), in the amount of the Purchase Price, and insuring that Purchaser has good and indefeasible fee simple title to the Property, subject only to the Permitted Exceptions and the standard printed exceptions modified as follows:

9.2.2.1. The exception as to the lien for taxes will be limited to the year 2013 for taxes not yet due and payable; and

9.2.2.2. Any exception for “parties in possession” shall, at Purchaser’s cost, be limited to the rights of lessees or tenants in possession.

9.2.3 Original Documents. Seller shall deliver to Purchaser at the Property originals that are in Seller’s possession of all items enumerated in Section 6.1 and 6.2 of this Contract.

9.2.4 Possession. Seller shall deliver possession of the Property, subject to the Leases and Permitted Exceptions.

9.2.5 Additional Documents. Seller shall execute and deliver or obtain for delivery to the Title Company any other instruments reasonably necessary to consummate the sale of the Property pursuant to this Contract, including, by way of example, closing statements and evidence of the authority of the party or parties executing instruments on behalf of Seller.

9.2.6 Costs. Seller shall pay all costs allocated to Seller pursuant to Section 9.5 of this Contract.

9.3 Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall do, or cause to be done, the following:

9.3.1 Payment of Consideration. Purchaser shall timely pay to Seller the Purchase Price, as adjusted in accordance with the provisions of this Contract.

9.3.2 Closing Documents. Purchaser shall execute and deliver into escrow the following documents:

9.3.2.1. Two (2) counterpart originals of each Assignment of Leases executed by Purchaser;

9.3.2.2. One (1) counterpart original of a settlement statement; and

9.3.2.3. One (1) counterpart original of each Notification Letter executed by Purchaser.

9.3.3 Additional Documents. Purchaser shall execute and deliver or obtain for delivery to the Title Company any instruments reasonably necessary to consummate the sale of the Property pursuant to this Contract, including, by way of example, closing statements and evidence of the authority of the party or parties executing instruments on behalf of Purchaser.

9.3.4 Costs. Purchaser will pay all costs allocated to Purchaser pursuant to Section 9.5 of this Contract.

9.4 Procedure. Seller and Purchaser shall cause the following to occur at the Closing on the Closing Date:

9.4.1 Upon Seller’s receipt of the Purchase Price for the Property, subject to the adjustments and prorations set forth herein, in cash in immediately available funds, the Deed shall be recorded in the Real Property Records of Harris County, Texas.

9.4.2 Title Company shall date as of the Closing Date and deliver to Purchaser (i) a counterpart of each Assignment of Leases; (ii) the original Bill of Sale; (iii) the original FIRPTA; (iv) the original of each Notification Letter; and (v) any additional documents that Title Company may reasonably require for the proper consummation of the transaction contemplated by this Contract.

9.4.3 Title Company shall date as of the Closing Date and deliver to Seller (i) a fully executed original of each Assignment of Leases; and (ii) any additional documents that Title Company may reasonably require for the proper consummation of the transaction contemplated by this Contract.

9.4.4 The Title Company shall issue the Title Policy to Purchaser.

9.5 Costs and Adjustments at Closing.

9.5.1 Expenses. Seller shall pay for the title examination fees and the basic Title Policy premium, and one-half of the escrow fees charged by the Title Company. Purchaser shall pay for any costs incurred to update or revise the Survey, the cost of any endorsements to the Title Policy and any premiums in excess of the base premium, all recording fees, all expenses incurred in connection with Purchaser’s due diligence investigations, and one-half of the escrow fees charged by the Title Company. Seller and Purchaser shall be responsible for the fees and expenses of their respective attorneys.

9.5.2 Real Estate Taxes. Real estate taxes and general and special assessments on the Property for the 2013 calendar year shall be prorated between Seller and Purchaser as of 11:59 p.m. on the day preceding the Closing Date. If the amount of such taxes is not known at Closing, the proration of such real estate taxes and assessments shall be based on the amount of such taxes and assessments for the previous real estate tax fiscal period. As soon as the actual amount of real estate taxes on the Property for the year of Closing is known, Seller and Purchaser shall, if necessary, readjust the amount of such taxes to be paid by each party with the result that Seller shall be responsible for those taxes applicable to the Property up to but not including the Closing Date, and Purchaser shall pay the taxes and shall be responsible for those taxes and assessments applicable to the Property on and after the date of Closing. Seller reserves the right to pursue any existing challenge to ad valorem taxes or assessments and shall be entitled to any refund or reduction of taxes attributable to any time period prior to Closing. The provisions of this Section 9.5.2 shall survive the Closing.

9.5.3 Rents. All rents, additional rents and other sums payable under the Leases shall, to the extent actually collected prior to Closing, be prorated as of 11:59 p.m. on the day preceding the Closing Date. All rents, percentage rents, operating expenses, common area charges, real estate taxes and other costs or charges paid by tenants under the Leases after the Closing shall be applied to such charges in their order of accrual until applied in full. Any amounts that are to be applied to periods prior to Closing shall be delivered by Purchaser to

Seller within thirty (30) days after receipt, net of any reasonable costs incurred by Purchaser in collecting such amounts (including, without limitation, reasonable, outside attorneys’ fees). Purchaser shall have no obligation to institute any litigation to collect delinquent rents or other amounts owed to Seller, except that Purchaser shall use commercially reasonable efforts to obtain same. Seller shall not exercise any right to collect such amounts until, in Seller’s reasonable judgment and in no event sooner than six (6) months thereafter, Seller has determined that Purchaser’s efforts will not result in collection thereof, in which event Seller may institute suit for collection. The provisions of this Section 9.5.3 shall survive Closing.

9.5.4 Security Deposits and Utility Deposits. Purchaser shall be entitled to a credit against the Purchase Price in the amount of any cash security deposits held by Seller pursuant to the Leases. With respect to any tenant security deposit in the form of a letter of credit, including any amendments (the “Letter of Credit”), Seller agrees to deliver to Purchaser at Closing the original Letter of Credit and the necessary transfer forms for the transfer thereof to Seller. After Closing, to the extent any such Letter of Credit is not transferable, Seller shall use its good faith efforts to have the Letter of Credit re-issued in the name of Purchaser and have the Letter of Credit in Seller’s name terminated. Purchaser agrees that it shall be responsible for the transfer fees imposed by the issuing banks in connection with the transfer of any Letters of Credit from Seller to Purchaser, unless the applicable Tenant is responsible for such fees. Purchaser and Seller shall cooperate to accomplish the transfer of such Letters of Credit as soon as practicable after Closing. Until any such Letter of Credit is transferred, Seller shall cooperate with Purchaser in making any draws thereon that Purchaser is entitled to make under the terms of the applicable Lease, provided that Purchaser agrees to indemnify, defend and hold harmless Seller for any liability imposed on Seller as the result of Seller’s cooperation. Seller shall be entitled to retain all utility deposits to the extent all payments to such utilities are current. Seller shall cooperate with Purchaser, at Purchaser’s cost, with respect to the transfer of utilities.

9.5.5 Capital Improvements. The Purchase Price is based on the assumption that Seller will have made Three Million Six Hundred Seventy-Four Thousand Five Hundred Eight and 50/100 Dollars ($3,674,508.50) in capital expenditures to the Property by the scheduled Closing Date, September 9, 2013 (the “Cap Ex Closing Threshold”), as part of the total capital expenditures for the Property, and in no event shall Seller incur costs in excess of the Cap Ex Closing Threshold without receiving Purchaser’s written consent. In the event that Seller has not expended an amount equal to the Cap Ex Closing Threshold on capital expenditures consistent with Seller’s capital expenditure program prior to the Closing Date, Purchaser shall be entitled to receive a credit against the Purchase Price in an amount equal to the deficit between the actual capital expenditures made by Seller as of the Closing Date and the Cap Ex Closing Threshold. In the event that Seller has funded capital expenditures consistent with Seller’s capital expenditure program in excess of the Cap Ex Closing Threshold prior to the Closing Date, the Purchaser shall reimburse Seller at Closing for any excess between the amounts actually expended by Seller and the Cap Ex Closing Threshold. If the Closing Date occurs on a date other than September 9, 2013 (if agreed to by Seller and Purchaser in their sole discretion), then the Cap Ex Closing Threshold shall be reduced by Fourteen Thousand Six Hundred Twenty-Eight and 50/100 Dollars ($14,628.50) for each day that the Closing occurs prior to September 9, 2013 and increased by Fourteen Thousand Six Hundred Twenty-Eight and 50/100 Dollars ($14,628.50) for each day that the Closing occurs after September 9, 2013. At least five (5) Business Days prior to Closing, Seller shall deliver to Purchaser a statement of the total capital expenditures consistent with Seller’s capital expenditure program made by Seller through such date, for planning purposes, and Seller shall deliver a final statement to Purchaser one (1) Business Day prior to Closing.

9.5.6 Other Income and Expenses. Except as otherwise expressly stated herein, all other income and ordinary operating expenses for or pertaining to the Property, including, but not limited to, public utility charges, maintenance charges and service charges, will be prorated as of 11:59 p.m. on the day preceding the Closing Date.

9.5.7 Adjustment. To the extent that errors are discovered in, or additional information becomes available (including from year-end reconciliations of tenant pass-through expenses) with respect to, the prorations and allocations made at Closing, Seller and Purchaser agree to make such post-Closing adjustments as may be necessary to correct any inaccuracy; however, all prorations (except for prorations and allocations of ad valorem taxes and tenant reimbursables and for prorations or allocations that have been specifically identified as disputed and are then currently in dispute) shall be final within one hundred eighty (180) days after Closing. Purchaser shall be responsible for performing the year-end tenant pass-through expense reconciliations in accordance with the terms of the Leases.

9.6 Escrow Instructions. Upon execution of this Contract, the parties hereto shall deposit an executed counterpart of this Contract with the Title Company, and this Contract shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Purchaser agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Contract; provided, however, that in the event of any conflict between the provisions of this Contract and any supplementary escrow instructions, the terms of this Contract shall control.

10.	REMEDIES.

10.1 Default by Seller. Except as specifically provided elsewhere in the Contract, in the event that Seller fails to consummate the transaction contemplated by this Contract or the 777 Main Contract or if Seller breaches its obligation to perform any of Seller’s other material obligations hereunder or thereunder either prior to or at the Closing and such failure or breach results from any reason other than the termination of this Contract and the 777 Main Contract by Purchaser pursuant to a right to terminate expressly set forth in this Contract or the 777 Main Contract, as applicable, or Purchaser’s failure to perform Purchaser’s obligations under this Contract and/or the 777 Main Contract, as applicable, Purchaser may as its only remedies: (a) terminate this Contract and the 777 Main Contract by giving written notice thereof to Seller prior to or at the Closing, in which event Purchaser shall be entitled to a return of the Earnest Money (as defined herein and in the 777 Main Contract) (less the Independent Contract Consideration) and interest thereon free and clear of any claims by Seller or any other party, plus a reimbursement of Purchaser’s reasonably incurred third-party, out-of-pocket costs incurred in connection with Purchaser’s negotiation of this Contract and the 777 Main Contract and its due diligence investigations in connection therewith, not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) total under this Contract and the 777 Main Contract; or (b) (exercisable by Purchaser only from and after the Termination Date, on the assumption that Purchaser has not duly terminated this Contract on or before the Termination Date under Section 6.6 hereof) enforce specific performance of Seller’s duties and obligations under this Contract and the 777 Main Contract, provided that the right to enforce specific performance shall not require Seller to remove any title encumbrances not affirmatively placed on the Property (or the 777 Main Property, as applicable) by Seller or require Seller to perform any covenant except as otherwise required under this Contract. In the event the Purchaser fails to file an action for specific performance of this Contract and the 777 Main Contract on or before ninety (90) days after the date of such non-performance, Purchaser shall be deemed to have elected to proceed under clause (a) above and shall be deemed to have waived its right to enforce specific performance of this Contract and the 777 Main Contract. Purchaser must exercise the same remedy (either termination or specific performance, as provided above) under this Contract and the 777 Main Contract. Purchaser’s remedies after Closing are limited solely to the remedies provided and to the extent set forth in Sections 7 and 8 above. Notwithstanding the foregoing, Seller and Purchaser hereby agree that on or prior to the Termination Date, Purchaser shall not be entitled to pursue or enforce specific performance of Seller’s duties and obligations under this Contract or the 777 Main Contract or to enforce any other remedies at law or equity, other than termination of this Contract and the 777 Main Contract as provided in clause (a) above or the liquidated damages payment provided in the following sentence. In lieu of the right to enforce specific performance, and only from the Effective Date until the Termination Date, in the event of a default by Seller that would otherwise have entitled Purchaser to pursue or enforce specific performance of Seller’s duties and obligations under this Contract and the 777 Main Contract, Purchaser shall be entitled to a liquidated damages payment equal to Thirty Million Dollars ($30,000,000) in total under this Section 10.1 and under Section 10.1 of the 777 Main Contract.

10.2 Default by Purchaser. In the event that Purchaser breaches (a) its obligations under Section 4.1 or 4.2, or (b) its obligation to consummate the purchase of the Property pursuant to this Contract or the 777 Main Contract, then Seller, as Seller’s sole and exclusive remedy, shall have the right to terminate this Contract and the 777 Main Contract by giving written notice thereof to Purchaser prior to or at the Closing, whereupon neither party thereto will have any further rights or obligations hereunder, except (i) that Title Company shall pay to Seller as liquidated damages the Earnest Money (as defined herein and in the 777 Main Contract) (to the extent received by the Title Company, in the event of a breach by Purchaser under Section 4.1 or 4.2) free of any claims by Purchaser or any other person with respect thereto (and Purchaser hereby authorizes Title Company to do so), and (ii) for provisions that survive Closing by their terms. It is agreed that the amount to which Seller is entitled under this Section 10.2 is a reasonable forecast of just compensation for the harm that would be caused by Purchaser’s breach and that the harm that would be caused by such breach is one that is incapable or very difficult of accurate estimation. The indemnifications and other specific obligations of Purchaser elsewhere contained in this Contract are separate from and independent of this Section 10.2.

10.3 Fees. In the event either party to this Contract commences legal action of any kind to enforce the terms and conditions of this Contract, the prevailing party in such litigation shall be entitled to collect from the other party all costs, expenses and attorneys’ fees incurred in connection with such action.

10.4 Survival. This Section 10 shall survive Closing or earlier termination of this Contract.

11.	RISK OF LOSS, DESTRUCTION, AND CONDEMNATION.

11.1 Risk of Loss. Risk of loss for damage to the Property, or any part thereof, by fire or other casualty from the Effective Date through the Closing Date shall be on Seller. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

11.2 Casualty.

11.2.1 Major Damage. If, prior to Closing, the Property, or any portion thereof, is damaged by fire, or any other cause of whatsoever nature, Seller shall promptly give Purchaser written notice of such damage. If the cost for repairing such damage, as determined by an insurance adjuster reasonably acceptable to Seller and Purchaser, exceeds Seventy-Five Million Dollars ($75,000,000), Purchaser shall have the option, exercisable by written notice delivered to Seller within twenty (20) days of Seller’s notice of damage to Purchaser, either (a) to require Seller to convey the Property to Purchaser, in its damaged condition, and to assign to Purchaser all of Seller’s right, title and interest in and to any claims Seller may have under the property insurance policies covering the Property (and Seller shall pay or credit against the Purchase Price any deductible to Purchaser), in which event Seller shall have no further liability or obligation to repair or replace the Property, or (b) to terminate this Contract and the 777 Main Contract. If Purchaser elects to terminate this Contract and the 777 Main Contract, the Earnest Money and the earnest money for the 777 Main Contract (less the Independent Contract Consideration) shall be returned to Purchaser, and thereafter neither party hereto shall have any further duties or obligations hereunder except under provisions that survive Closing by their terms. Notwithstanding anything to the contrary set forth in this Contract, Purchaser shall not have the right to terminate this Contract solely as a result of Purchaser terminating the 777 Main Contract under Section 11.2.1 of the 777 Main Contract.

11.2.2 Minor Damage. If the cost for repairing such damage, as determined by an insurance adjuster reasonably acceptable to Seller and Purchaser, shall not exceed Seventy-Five Million Dollars ($75,000,000), Purchaser shall be obligated to purchase the Property on the Closing Date in its damaged condition, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in and to any claims Seller may have under the property insurance policies covering the Property (and Seller shall pay or credit against the Purchase Price any deductible to Purchaser), less the cost of any repairs made by Seller to restore damage to the Property prior to the Closing Date.

11.3 Condemnation. If during the pendency of this Contract and prior to Closing, condemnation proceedings are commenced with respect to all or any material portion of the Property, Purchaser may, at Purchaser’s election, terminate this Contract and the 777 Main Contract by written notice to Seller within ten (10) days after Purchaser has been notified of the commencement of condemnation proceedings. In the event of such termination, the Earnest Money (less the Independent Contract Consideration) shall be promptly refunded to Purchaser and, thereafter, neither party shall have any further duties or obligations hereunder except under provisions that survive Closing by their terms. If Purchaser does not exercise such right to terminate this Contract and the 777 Main Contract within the period prescribed, then Seller shall transfer to Purchaser Seller’s right to appear and to defend Seller’s interests in the Property in such condemnation proceedings, and any award in condemnation shall become the property of

Purchaser; provided, however, the Closing shall not be delayed by reason of any such proceedings. Notwithstanding anything to the contrary set forth in this Contract, Purchaser shall not have the right to terminate this Contract solely as a result of Purchaser terminating the 777 Main Contract under Section 11.3 of the 777 Main Contract.

12.	REAL ESTATE COMMISSIONS AND FEES.

Seller represents and warrants to Purchaser that Seller has not contacted or entered into any written agreement with any real estate broker, agent, finder, or any party in connection with this transaction, except for Holliday Fenoglio Fowler (“Broker”). Seller shall be solely responsible for the payment of Broker’s commission in accordance with the provisions of a separate agreement between Seller and Broker. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Section 12. Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Section 12 shall survive the Closing.

13.	NOTICES.

13.1 Written Notice. All notices, demands and requests that may be given or which are required to be given by either party to the other party under this Contract must be in writing.

13.2 Method of Transmittal. All notices, demands and requests required to be in writing must be sent by United States certified or registered mail, postage fully prepaid, return receipt requested, or by Federal Express or a similar nationally recognized overnight courier service, or by facsimile with a confirmation copy delivered by a nationally recognized overnight courier service. Notice shall be considered effective on the earlier to occur of actual receipt or twenty-four (24) hours after depositing same with the overnight courier service.

13.3 Addresses. The addresses for proper notice under this Contract are as follows:

Seller:	c/o Crescent Real Estate Equities Limited Partnership
777 Main Street, Suite 2000
Fort Worth, Texas 76102
Attn: Jason Anderson and C. Robert “Cris” Baird, Esq.
Facsimile: (817) 321-2002

With a copy to:	Crescent Crown Greenway Plaza SPV LLC, et al.
745 Seventh Avenue
New York, New York 10019
Attn: CRAG

And to:	Pillsbury Winthrop Shaw Pittman LLP
909 Fannin, Suite 2000
Houston, Texas 77010
Attn: Laura E. Hannusch, Esq.
Facsimile: (281) 582-6304

Purchaser:	Cousins Properties Incorporated
191 Peachtree Street, NE
Suite 500
Atlanta, Georgia 30303
Attn: Colin Connolly and Pamela F. Roper, Esq.
Facsimile: (404) 407-1999 and (404) 407-1641

With a copy to:	King & Spalding LLP
1180 Peachtree Street, NE
Atlanta, Georgia 30309
Attn: Timothy J. Goodwin, Esq.
Facsimile: (404) 572-5131

Either party may from time to time by written notice designate a different address to the other party.

14.	ASSIGNMENT.

Neither party will have the right to assign this Contract without the consent of the other party, which may be given or withheld in its sole discretion. Notwithstanding the foregoing, Purchaser shall have the right to assign its rights under this Contract to a wholly owned subsidiary, provided that (a) Purchaser shall notify Seller of any such assignment on or prior to three (3) Business Days before Closing, (b) Purchaser will remain liable for its duties and obligations under this Contract, (c) the assignee shall be bound by all of the terms and conditions of this Contract, including Sections 7.4 and 21, which shall be deemed to be made by the assignee as of the effective date of such assignment, and (d) any such assignee and any assignee under the 777 Main Contract shall be treated as a single “purchaser” for Purposes of all provisions in this contract that also impact the 777 Main Contract (such as termination rights, damage claims under Section 7.3, etc.).

15.	INTERPRETATIVE.

15.1 Entire Agreement. This Contract, together with the 777 Main Contract, embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated hereby, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Contract. Neither this Contract nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

15.2 Gender and Number. Words of any gender used in this Contract will be construed to include any other gender and words in the singular number shall be construed to include the plural, and vice versa, unless the context requires otherwise.

15.3 Captions. The captions used in connection with the Articles, Sections and Subsections of this Contract are for convenience only and shall not be deemed to expand or limit the meaning of the language of this Contract.

15.4 Successors and Assigns. This Contract shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

15.5 Multiple Counterparts. This Contract may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument.

15.6 CONTROLLING LAW. THIS CONTRACT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAW OF ANOTHER STATE.

15.7 Exhibits. All exhibits, attachments, annexed instruments and addenda referred to herein shall be considered a part hereof for all purposes with the same force and effect as if copied verbatim herein.

15.8 No Rule of Construction: Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Contract; therefore, this Contract shall be deemed to be drafted by both Seller and Purchaser, and no rule of construction shall be invoked respecting the authorship of this Contract.

15.9 Severability. All agreements and covenants contained in this Contract are severable. In the event any agreement or covenant is held to be invalid by any court, this Contract shall be interpreted as if such invalid agreement or covenant were not contained herein.

15.10 Construction of Certain Words. “Any” shall be construed as “any and all.” “Including” shall be construed as “including but not limited to.”

15.11 TIME OF ESSENCE. TIME IS IMPORTANT TO BOTH SELLER AND PURCHASER IN THE PERFORMANCE OF THIS CONTRACT, AND BOTH PARTIES HAVE AGREED THAT STRICT COMPLIANCE IS REQUIRED AS TO ANY DATE SET OUT IN THIS CONTRACT.

15.12 Business Days. “Business Day” means any day on which business is generally transacted by banks in Harris County, Texas. If the final date of any period that is set out in any paragraph of this Contract falls upon a day which is not a Business Day, then, and in such event, the time of such period shall be extended to the next Business Day.

15.13 JURISDICTION; VENUE. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS CONTRACT, THE TRANSACTION CONTEMPLATED HEREBY, THE PROPERTY OR THE RELATIONSHIP OF PURCHASER AND SELLER HEREUNDER (THE “PROCEEDINGS”), EACH PARTY IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COUNTY OF NEW YORK, STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND (B) WAIVES ANY OBJECTION THAT IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR ANY EARLIER TERMINATION OF THIS CONTRACT.

15.14 WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH OR RELATED HERETO, OR ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS TRANSACTION.

15.15 Survival/Merger. Except for the provisions of this Contract that are explicitly stated to survive the Closing or earlier termination of this Contract, (a) none of the terms of this Contract shall survive the Closing or earlier termination of this Contract, and (b) the delivery of the Purchase Price, the Deed and the other closing documents and the acceptance thereof shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Purchaser and Seller to be performed hereunder.

16.	CONFIDENTIALITY.

Purchaser and Seller agree not to record this Contract in the real estate records and to hold all information related to this transaction in strict confidence and shall not disclose same to any person, except that (a) either party may disclose the same to directors, officers, employees and agents of each, as well as to consultants, banks or other third parties working with Seller or Purchaser in connection with the transaction (“Related Parties”) who need to know such information for the purpose of consummating this transaction and (b) Purchaser shall be entitled to make such disclosures as Purchaser’s legal counsel shall determine are advisable or required by law (by way of example and not limitation, 8K or other filings). This prohibition shall not be applicable to disclosure of information required by applicable law, rule or regulation. In no event shall either party disclose or reference in any public document the name of any direct or indirect owner of the other party, except that Purchaser may disclose (i) the name of Seller’s sole member in the FIRPTA and (ii) the name “Crescent Real Estate” or a variation thereof in any public document except a press release not otherwise reasonably approved by Seller. Except as otherwise provided in this Section 16, any release to the public of information with respect to the matters set forth in this Contract shall be made only in the form reasonably approved by Purchaser and Seller and their respective counsel. This Section 16 shall not survive the Closing, other than the prohibition on disclosure of the names of Seller’s direct or indirect owners, subject to the limitations applicable thereto, which shall survive Closing indefinitely.

17.	IRS REPORTING REQUIREMENTS.

For the purpose of complying with any information reporting requirements or other rules and regulations of the Internal Revenue Service (“IRS”) that are or may become applicable as a result of or in connection with the transaction contemplated by this Contract, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively the “IRS Reporting Requirements”), Seller and Purchaser hereby designate and appoint Title Company to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. Title Company hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Contract. Without limiting the responsibility and obligations of Title Company as the Reporting Person, Seller and Purchaser hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that Seller and Purchaser each retain an original counterpart of this Contract for at least four (4) years following the calendar year of the Closing.

18.	OFFER.

This Contract shall constitute an offer from the first party to sign the Contract to the other party, which offer must be accepted, if at all, within three (3) Business Days after receipt of same. If Seller is the first party to sign the Contract, such offer may only be accepted by Purchaser depositing three (3) fully executed copies of the Contract with Title Company.

19.	AUDIT COOPERATION.

Purchaser is a publicly-traded real estate investment trust and is subject to certain audit requirements with respect to property it acquires under applicable SEC rules and regulations. Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, if Seller’s accounting firm performs work to satisfy Purchaser’s audit requirements, Purchaser shall reimburse Seller for all out-of-pocket costs incurred by Seller in connection with such work. This Section 19 shall expressly survive the Closing for no more than seven (7) years.

20.	POST-CLOSING ACCESS TO BOOK AND RECORDS.

After Closing, upon the reasonable request of Seller and with reasonable prior notice to Purchaser and during normal business hours, Purchaser shall provide Seller and Seller’s designated accountants and auditors with reasonable access to the books and records of the Property and all similar information relating to the period prior to the Closing Date, subject to such party’s executing a reasonable confidentiality agreement in favor of Purchaser, if so requested by Purchaser. The provisions of this Section 20 shall survive Closing for no more than seven (7) years.

21.	OFAC.

Neither Purchaser nor Seller nor any of their respective officers, directors, shareholders, partners, members or affiliates is or will be an entity or person (a) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”), (b) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf) (c) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO3224, (d) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, EO13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or (e) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (a) – (e) above are herein referred to as a “Prohibited Person”). Each of Purchaser and Seller covenants and agrees that neither it nor any of its respective officers, directors, shareholders, partners, members or affiliates (including without limitation indirect holders of equity interests in such party) shall (a) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (b) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224. The provisions of this Section 21 shall survive Closing or termination of this Contract.

22.	Exclusivity.

Seller will not market the Property or any portion thereof or interest therein from and after the Effective Date so long as this Contract remains in effect. Seller will refrain from soliciting or accepting any offers or engaging in any discussions concerning the sale, refinancing, or recapitalization of the Property or any portion thereof or interest therein with any third parties unless or until the Purchaser shall have terminated this Contract under Section 5.3 or 6.6 hereof.

23.	1031 Exchange.

Purchaser and Seller each acknowledge that either Seller or Purchaser may elect to structure this transaction as part of an overall transaction intended to be an exchange of like-kind properties (“Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations and proposed regulations thereunder. The parties hereby agree that if either party (the “Electing Party”) wishes to make such election, it must do so prior to Closing by delivering written notice to the other party (the “Non-Electing Party”) at least three (3) Business Days prior to Closing. The Non-Electing Party agrees to reasonably cooperate with the Electing Party in connection with the Exchange and shall at Closing consent in writing to the Electing Party’s transfer of its rights (but not its obligations) under this Contract to a “qualified intermediary,” but only on the condition that the following terms and conditions are satisfied:

(a) There shall be no liability to the Non-Electing Party, and the Non-Electing Party shall have no obligation to take title to any property in connection with the Exchange;

(b) The Electing Party shall in all events be responsible for all costs and expenses related to the Exchange and shall fully indemnify, defend and hold the Non-Electing Party harmless from and against any and all liability, claim, damages, expenses (including reasonable attorneys’ fees), proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to the Exchange that would not have been incurred by the Non-Electing Party if the transaction had occurred without structuring it as an Exchange;

(c) In no way shall the Closing be contingent upon or otherwise subject to the consummation of the Exchange, and the Electing Party shall not be relieved of its obligation to timely perform in accordance with the terms of this Contract notwithstanding any failure, for any reason, of the Exchange to be consummated;

(d) The Non-Electing Party shall have no responsibility or liability to any third party involved in the Exchange;

(e) The Non-Electing Party shall not be required to make any representations or warranties nor assume any obligations or liabilities, nor incur any liability whatsoever in connection with the Exchange;

(f) The Exchange shall not release the Electing Party from any representation, warranty, covenant or obligation of the Electing Party or diminish any right or remedy of the Non-Electing Party with respect to the Electing Party;

(g) The Exchange shall not adversely affect the Non-Electing Party in any respect or change any of the economic terms and conditions of the transaction with respect to the Non-Electing Party; and

(h) The Non-Electing Party shall not be responsible for compliance with or be deemed to have made any representation or warranty with respect to the Exchange or its compliance with applicable laws.

[Signature page follows]

SELLER:

CRESCENT CROWN GREENWAY PLAZA SPV LLC, a Delaware limited liability company

By:	/s/ Jason Anderson
Name:	Jason Anderson
Title:	Chief Operating Officer

CRESCENT CROWN SEVEN GREENWAY SPV LLC, a Delaware limited liability company

By:	/s/ Jason Anderson
Name:	Jason Anderson
Title:	Chief Operating Officer

CRESCENT CROWN NINE GREENWAY SPV LLC, a Delaware limited liability company

By:	/s/ Jason Anderson
Name:	Jason Anderson
Title:	Chief Operating Officer

CRESCENT CROWN EDLOE GARAGE SPV LLC, a Delaware limited liability company

By:	/s/ Jason Anderson
Name:	Jason Anderson
Title:	Chief Operating Officer

PURCHASER:

COUSINS PROPERTIES INCORPORATED, a Georgia corporation

By:	/s/ Colin Connolly
Name:	Colin Connolly
Title:	SVP & Chief Investment Officer

JOINDER OF GUARANTOR

To further induce Purchaser to enter into this Contract, MOON ACQUISITION HOLDINGS LLC, a Delaware limited liability company (“Guarantor”), has executed this Agreement solely to evidence its guarantee of, and Guarantor hereby unconditionally and irrevocably guarantees to Purchaser, the obligations of Seller under Section 7.3 of this Contract and the 777 Main Contract (the “Guarantied Obligations”). Guarantor acknowledges that it is an indirect owner of Seller, and it will receive substantial economic and other benefits from the execution and delivery of this Contract by Seller and the consummation of the transaction contemplated thereby. Guarantor’s liability with respect to the Guarantied Obligations shall be joint and several with Seller’s liability to Purchaser under the Contract, provided, however, that Guarantor shall have no other obligations under this Contract, the 777 Main Contract or under any other document executed in connection therewith other than with respect to the Guarantied Obligations. The obligations of Guarantor constitute a guaranty of payment and performance and not of collection and shall survive the Closing for the Claims Period and for thirty (30) days thereafter (and during the pendency of any claim timely asserted and any action timely pursued by Purchaser) with respect only to claims for which written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of the Claims Period and an action with respect to such claims shall have been commenced by Purchaser against Seller within thirty (30) day after the expiration of the Claims Period.

Guarantor covenants and agrees to maintain a net worth of no less than FIFTEEN MILLION DOLLARS ($15,000,000) for the Claims Period plus thirty (30) days thereafter (and during the pendency of any claim timely asserted and any action timely pursued by Purchaser) with respect only to claims for which written notice containing a description of the specific nature of such alleged breach shall have been given by Purchaser to Seller prior to the expiration of the Claims Period and an action with respect to such claims shall have been commenced by Purchaser against Seller within thirty (30) day after the expiration of the Claims Period.

Each of the capitalized term used in this Joinder of Guarantor but not otherwise defined herein shall have the meaning set forth for the same in the Purchase and Sale Contract (this “Contract”) to which this Joinder of Guarantor is annexed and made a part.

This Joinder of Guarantor shall be governed by and interpreted in accordance with the laws of the State of New York.

Date: July 19, 2013

MOON ACQUISITION HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ Jason Anderson
Name:	Jason Anderson
Title:	Chief Operating Officer

JOINDER BY TITLE COMPANY

The undersigned, Angie Yarbrough, as agent for Fidelity Title Insurance Company (referred to in this Contract as “Title Company”), hereby acknowledges that it received this Contract executed by Seller and Purchaser on the 19th day of July, 2013, and accepts the obligations of Title Company as set forth herein. Title Company acknowledges that it received the Initial Deposit on the 21st day of July, 2013, and further that it will hold the Earnest Money in accordance with this Contract.

FIDELITY TITLE INSURANCE COMPANY

By:	/s/ Angie Yarbrough
Name:	Angie Yarbrough
Title:	Vice President

List of Exhibits and Schedules:

Exhibit A	-	Legal Description
Exhibit B	-	Operating Contracts
Exhibit C	-	Rent Roll
Exhibit D-1	-	Due and Payable Leasing Commissions
Exhibit D-2	-	Leasing Expenses
Exhibit E	-	[Intentionally Deleted]
Exhibit F	-	List of Leases
Exhibit G	-	Tenant Estoppel Certificate
Exhibit H	-	Special Warranty Deed
Exhibit I	-	Assignment of Landlord’s Interest in Leases
Exhibit J	-	Blanket Conveyance, Bill of Sale and Assignment
Exhibit K	-	Certificate of Nonforeign Status
Exhibit L	-	Notification Letter
Exhibit M	-	Seller’s Estoppel
Schedule 7.5.2	-	Purchaser’s Leasing Expense Obligations